CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
BCB BANCORP, INC.

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporations Act, the undersigned corporation executes this Certificate of Amendment to the Restated Certificate of Incorporation.

1.	The name of the corporation is BCB Bancorp, Inc.

2.	The following amendment to the Restated Certificate of Incorporation was approved by the directors of the corporation on the 10th day of October 2012.

3.
This Certificate of Amendment amends the Restated Certificate of Incorporation and further amends the Certificate of Incorporation of this corporation to include a new Article V, Part (C) which sets forth the number of shares to be included in such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, as follows:

ARTICLE V
Capital Stock

(A)           The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares, 20,000,000 of which shall be common shares, having no par value and 10,000,000 of which shall be preferred shares, having a par value of One Cent ($0.01) per share (“Preferred Shares”).

(B)           The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Shares in series, and by filing a certificate of amendment pursuant to the applicable law of the State of New Jersey (such certificate being hereinafter referred to as a “Preferred Share Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(C)           Series A 6% Noncumulative Perpetual Preferred Stock:

Section 1.                      Designation and Amount.

The shares of such series shall be designated as “Series A 6% Noncumulative Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 1,500.  The shares of Series A Preferred Stock shall have a designated face value of $10,000.00.

Section 2.                      Dividends and Distributions.

(a) Dividends when and if declared will be paid quarterly in arrears (based upon March 31, June 30, September 30 and December 31 quarters) on or about April 15, July 15, October 15 and January 15.  Dividends will be paid on a pro rata basis based upon a 360 day year from the date of the completion of the offering or portion thereof.

(b) Dividends will be discretionary and non-cumulative.

Section 3.                      Voting Rights

The Series A Preferred Stock shall not have any voting rights.

Section 4.                      Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

Section 5.                      Liquidation, Dissolution, or winding up.

Upon any liquidation, dissolution or winding up of BCB Community Bank (the “Bank”), the Company, as the sole holder of the Bank’s capital stock, shall be entitled to receive all of the Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive all of the assets of the Company available for distribution after payment or provision for payment of all its debts and liabilities and any security ranking senior to the Series A Preferred Stock. Holders of Series A Preferred Stock have priority rights over holders of Common Stock in the liquidation, dissolution or winding up of the Company.

Section 6.                      Redemption Feature.

Shares of Series A Preferred Stock may not be redeemed until after December 31, 2015 by the Company (in whole or in part) at its option, upon receipt of necessary regulatory approval, at the face value of $10,000.00 per share plus any pro rata dividend that may be declared by the Board of Directors.

Section 7.                      Rank.

Shares of the Series A Preferred Stock will rank senior to common stock, no par value, and will rank junior to all the Company’s indebtedness and other non-equity claims on the Company.

4.
The Certificate of Incorporation of the Corporation is hereby amended so that the designation and number of shares of the Series A 6% Noncumulative Perpetual Preferred Stock, $0.01 par value, acted upon in the resolutions attached hereto, and the relative rights, preferences and limitations of such shares, are as stated in the attached resolutions.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Restated Certificate of Incorporation on this 18th day of December 2012

BCB BANCORP, INC.

By:           /s/Donald Mindiak
Donald Mindiak
President and Chief Executive Officer